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                                                                    EXHIBIT 99.1

ENCORE ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

FORT WORTH - Nov. 19, 2003 - Encore Acquisition Company (Encore) (NYSE:EAC) today announced that it has closed a public offering of 8 million shares of its common stock, which priced after the market closed on November 13, 2003 at a price to the public of $20.25 per share. All shares were sold by Encore. The underwriters also have a 30-day option to purchase up to 1.2 million additional shares of Encore's common stock solely to cover over-allotments, if any.

Net proceeds from this offering were approximately $155.0 million, after deducting underwriting discounts and commissions and the estimated expenses of the offering. Encore used all of the net proceeds from the offering to repurchase 6 million shares of Encore common stock from J.P. Morgan Partners
(SBIC), LLC and 2 million shares of Encore common stock from Warburg, Pincus Equity Partners L.P. The 8 million shares were purchased by Encore at a price of $19.3775 per share and were retired upon repurchase. After giving effect to the repurchase, J.P. Morgan Partners (SBIC), LLC beneficially owns 2.9% of Encore's outstanding common stock and Warburg, Pincus Equity Partners L.P. beneficially owns 25.2% of Encore's common stock. Encore will use all of the net proceeds from the exercise of the underwriters' over-allotment option, if any, initially to purchase up to 866,643 shares of its common stock from J.P. Morgan Partners
(SBIC), LLC and thereafter to purchase up to 333,357 shares of its common stock from Warburg, Pincus Equity Partners L.P., in each case at a price equal to $19.3775 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.


Contacts:
Roy W. Jageman
Executive Vice President and CFO
817-339-0861

Rani M. Wainwright
Assistant Treasurer
817-339-0919